UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                      Submission of Matters to a Vote of Security Holders.

Oxygen Biotherapeutics, Inc. (the “Company”) held a Special Meeting of Stockholders on April 26, 2013 (the “Special Meeting”).  The stockholders considered the two proposals described below, each of which is described in more detail in the Company’s definitive proxy statement dated March 28, 2013.  As of March 20, 2013, the record date for the Special Meeting, there were 38,305,765 shares of common stock issued, outstanding and entitled to vote. At the Special Meeting, 20,668,735 shares of common stock were represented in person or by proxy, constituting a quorum.  The final number of votes cast for and against, as well as the number of abstentions and broker non-votes, with respect to each proposal are set forth below.

Proposal 1:  To approve the Company’s February 2013 offering of securities.  The votes were cast as follows:

For (1)	Against	Abstain (1)	Broker Non-Votes
19,846,906	709,874	111,955	-0-

(1)
Represents votes cast on Proposal 1 as received by the Company.  For the purpose of determining that Proposal 1 was approved pursuant to NASDAQ rules, 4,240,000 shares (representing the aggregate number of shares of common stock issued in connection with the February 2013 financing) that voted in favor of Proposal 1 were deemed to have abstained.

Proposal 1 was approved.

Proposal 2:  To approve an amendment to the Company’s certificate of incorporation to combine outstanding shares of its common stock into a lesser number of outstanding shares by a ratio of not less than ten-for-one and not more than fifty-for-one at any time prior to December 31, 2013, with the exact ratio to be set within this range by the Company’s board of directors in its sole discretion.  The votes were cast as follows:

For	Against	Abstain	Broker Non-Votes
19,293,585	1,315,635	59,515	-0-

Proposal 2 was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxygen Biotherapeutics, Inc.

Date: May 1, 2013	By:	/s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer and Interim Chief Executive Officer